TECHNE CORPORATION
                   APPOINTS DR. RICHARD A. KRZYZEK
             VICE PRESIDENT of its BIOTECHNOLOGY DIVISION
                               and
             ANNOUNCES the RETIREMENT of DR. MONICA TSANG


Minneapolis/May 1, 2007/--Techne Corporation (NASDAQ: TECH) today announced that Richard A. Krzyzek, Ph.D., has been appointed Vice President of Research for its Biotechnology Division, and that Dr. Monica Tsang, the Company's Vice President of Research, has announced her intent to retire effective June 30, 2007.

Dr. Krzyzek joined the R&D Systems, Inc. subsidiary of Techne in 1992. He has since held several scientific and operational management positions of increasing responsibility, demonstrating a commitment to product innovation, product development and technical competence. Dr. Krzyzek offers a rare blend of scientific and management strengths and has achieved success while building the molecular biology, gene expression and intracellular departments at R&D Systems, Inc. Prior to his appointment as Vice President of the Biotechnology Division, Dr. Krzyzek held the position of Chief Scientific Officer, directing a staff of over 60 scientists, researchers and laboratory technicians in the molecular biology, intracellular signaling, and recombinant protein expression areas, as well as in biotech administration.

Dr. Krzyzek previously spent 12 years with Molecular Genetics, Inc., progressing through a series of promotions including those of Senior and Principal Scientist of Animal Health Research and as Principal Scientist of both the Nutritional Quality Group and the Technology Group. Prior to joining Molecular Genetics, he served as an Assistant Research Professor in the University of Minnesota's Department of Microbiology. Dr. Krzyzek has also published and co-authored numerous scientific papers and has two issued patents.

Dr. Krzyzek earned his B.A in biology from Holy Cross College in Worcester, Massachusetts. He earned a Ph.D. in microbiology from the University of Minnesota.

Dr. Tsang has been an employee of R&D Systems since 1985. She previously served as Executive Director of Cell Biology for the Biotechnology Division and, since 1995 has been a Vice President of the Company. Dr. Tsang was a co-founding scientist of the Company's Biotech Division. Over its history this Division has produced over 10,000 products and in fiscal 2006 generated almost $160 million of sales.

Mr. Thomas E. Oland, Techne's Chairman and CEO, said, "We appreciate Dr. Tsang's service and commitment to R&D Systems over her many years of leadership. The Company has substantially grown during her tenure and is scientifically well positioned.
We are also fortunate to have internally developed a team of experienced and dedicated employees. I look forward to working with Dr. Krzyzek and our talented research scientists to continue the strategic and operational success that has served our customers and shareholders."

Forward Looking Statements:
This press release may contain forward-looking statements within the meaning of the Private Litigation Reform Act. Forward-looking statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, the retention of hematology OEM (private label) and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in this release due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

            **********************************************

Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has two subsidiaries, Fortron Bio Science, Inc. (Fortron), located in Minneapolis, and BiosPacific, Inc. (BiosPacific), located in Emeryville, California. Fortron develops and manufactures antibodies and BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D Europe is a distributor of biotechnology products.

Contact:   Greg Melsen, Chief Financial Officer
           Kathy Backes, Controller
           (612) 379-8854